Exhibit 3.1

AMENDMENT NO. 3 TO THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
ONEOK PARTNERS, L.P.

This Amendment No. 3 dated February 16, 2012 (this "Amendment"), to the Third Amended and Restated Agreement of Limited Partnership of ONEOK Partners, L.P., a Delaware limited partnership, dated as of September 15, 2006, as amended (the "Partnership Agreement"), is entered into and effectuated by ONEOK Partners GP, L.L.C., a Delaware limited liability company in its capacity as the General Partner, pursuant to authority granted to it in Article XV of the Partnership Agreement.  Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS:

WHEREAS, Section 15.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;

WHEREAS, the General Partner has determined that it is necessary and appropriate to modify the requirements for eligibility to serve on the Conflicts Committee to clarify that a member of the Board of Directors who also serves as a director of a member of the Partnership Group and who is not otherwise disqualified from service on the Conflicts Committee is eligible to serve on the Conflicts Committee; and

WHEREAS, the General Partner has determined that it is in the best interest of the Partnership and the Limited Partners, and does not adversely affect the Limited Partners in any material respect, to amend the Partnership Agreement to reflect the modifications described above.

NOW, THEREFORE, it is hereby agreed as follows:

AMENDMENT

A.  Amendment.  The Partnership Agreement is hereby amended as follows:

1)  Section 2.1 is hereby amended as follows:

The definition of "Conflicts Committee" shall be deleted in its entirety and replaced with the following:

"Conflicts Committee" means a committee of the Board of Directors of the General Partner composed entirely of two or more members of such Board of Directors who are not (a) security holders, officers or employees of the General Partner, (b) directors of any Affiliate of the General Partner, other than any member of the Partnership Group, or officers or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading.  In the absence of any designation by the Board of Directors to the contrary, the Audit Committee shall constitute the Conflicts Committee.

B.  Agreement in Effect.  Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

C.  Applicable Law.  This Amendment shall be construed and governed by the laws of the State of Delaware.

D.  Invalidity of Provisions.  If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be effected thereby.

E.  Counterparts.  This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all parties thereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

                            GENERAL PARTNER:

                            ONEOK PARTNERS GP, L.L.C.

                            By:  /s/John W. Gibson
                            Name:  John W. Gibson
                            Title:  Chairman and Chief Executive Officer

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